EXHIBIT 99.2

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2004 RESULTS
AND QUARTERLY DIVIDEND

Net Income of $8.7 million and Diluted Earnings Per Share of $.56 up 16 percent and 12 percent, respectively

Alpharetta, GA, July 29, 2004.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2004		2003
	Second Quarter	YTD	Second Quarter	YTD

Net Sales	$161.6	$321.5	$141.7	$277.4
Operating Profit	$14.0	$26.2	$11.5	$24.1
Net Income	$8.7	$15.2	$7.5	$14.4
Earnings Per Share – Diluted	$.56	$.98	$.50	$.95
Average Shares - Diluted	15.5	15.5	15.0	15.1

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that second quarter net income was $8.7 million compared with net income of $7.5 million in the second quarter of 2003, an increase of 16 percent.  Diluted earnings per share were $.56 compared with diluted earnings per share of $.50 in the prior-year quarter, a 12 percent increase.  The financial results for both the current-year and prior-year quarters reflect the use of the First-In, First-Out (FIFO) method of accounting for inventories by the Company’s U.S. business unit, which adopted the FIFO inventory valuation method during the fourth quarter of 2003. The second quarter 2003 financial results were previously restated for the change to FIFO inventory accounting.

Second Quarter 2004 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, “Schweitzer- Mauduit’s financial results for the second quarter of 2004 benefited from increased sales volumes, an improved mix of products sold and higher average selling prices.  These positive factors were partially offset by increased wood pulp, labor, employee benefit, nonmanufacturing and interest expenses and a higher effective income tax rate.  Operating results were also unfavorably impacted by start-up costs in the United States and France.”

- more -

In February 2004, Schweitzer-Mauduit France S.A.R.L. completed the acquisition of a specialty paper manufacturer located in Indonesia.  The Indonesian financial results are included in the French business segment because the results of the Indonesian operation are not material for segment reporting purposes and since the products of the Indonesian business are primarily sold under a French trademark and are coordinated with sales of the Company’s French operations in southeast Asia.

Consolidated net sales were $161.6 million for the quarter compared with $141.7 million in the same period a year ago, an increase of 14 percent.  The improvement in net sales was the result of higher average selling prices which contributed $9.5 million of the net sales gain and changes in currency exchange rates that improved net sales by $6.0 million.  Increased sales volumes also had a favorable $4.4 million impact on the net sales comparison.  The favorable impact of currency exchange rates reflected the stronger euro compared with the U.S. dollar.

Total sales volumes increased by 6 percent for the quarter compared with the second quarter of 2003.  Excluding sales of the recently-acquired Indonesian operation, sales volumes increased by 4 percent.  Sales volumes for the Brazilian business improved by 14 percent, attributable to increased sales of both tobacco-related and commercial and industrial papers. Sales volumes for the French segment improved by 8 percent, primarily as a result of increased reconstituted tobacco leaf (RTL) sales associated with the new RTL production line in France that began operation during the fourth quarter of 2003.  Excluding sales volumes of the Indonesian operation, the increase in French sales volumes was 5 percent for the quarter.  Sales volumes in the United States declined by 4 percent, with lower sales of tobacco-related papers partially offset by increased sales of commercial and industrial papers.

Operating profit was $14.0 million for the quarter, an increase of $2.5 million, or 22 percent, from the $11.5 million operating profit for the second quarter of 2003.

Operating profit for the French segment totaled $12.7 million in the quarter, $1.1 million more than in the second quarter of 2003, as a result of increased production and sales volumes and higher average selling prices, partially offset by increased wood pulp, labor and nonmanufacturing expenses.  Higher selling expenses were incurred in the French operations during the quarter, in support of the increased sales volumes, and start-up expenses totaling $200,000 were experienced related to the new RTL production line.  An additional $200,000 of expenses were also incurred during the quarter to complete the closure of an administrative and sales office in Paris, France.

The U.S. business unit had $2.1 million in operating profit during the quarter, $1.1 million more than in the prior-year quarter.  The benefits of higher average selling prices and an improved mix of products sold were partially offset by increased wood pulp, purchased energy, labor and employee benefit expenses.  Mill operations in the United States did improve from the first quarter of the year, although start-up expenses totaling $900,000 were incurred related to the operation of a cigarette paper machine at the Spotswood, New Jersey mill that was rebuilt as part of the Company’s new cigarette paper manufacturing strategy.

Operating profit in Brazil improved by $300,000 compared with the second quarter of 2003, to $1.1 million, attributable to increased production and sales volumes and lower labor and raw material costs.  These benefits were partially offset by lower average selling prices.

The average per ton list price of northern bleached softwood kraft pulp in the United States was $660 per metric ton in the second quarter of 2004 compared with $580 per metric ton in the second quarter of 2003.  Higher per ton wood pulp costs increased the Company’s operating expenses by $800,000 compared with the prior-year quarter.

Nonmanufacturing expenses were $1.5 million higher than in the prior-year quarter, primarily as a result of higher expenses in France due to changes in currency exchange rates, increased selling expense and costs incurred to close the Paris office.

Interest expense increased by $400,000 compared with the second quarter of 2003 caused by increased borrowings to support the Company’s capital spending and working capital requirements.  Other income was $1.3 million favorable compared with the prior-year quarter, primarily attributable to foreign currency losses in 2003.

The effective income tax rate was 26 percent for the quarter compared with 14 percent in the second quarter of 2003.   The prior-year effective income tax rate was lowered primarily due to the final settlement in the second quarter of 2003 of prior-period tax audit assessments in the Company’s French operations.

Year-To-Date Results

Net sales were $321.5 million for the first six months of 2004, a 16 percent increase compared with 2003.  Changes in currency exchange rates, primarily related to a stronger euro versus the U.S. dollar, increased net sales by $18.1 million.  Higher average selling prices increased net sales by $14.5 million during the first half of 2004, reflecting in part an improved mix of products sold.  Total sales volumes increased by 7 percent compared with the prior year, contributing $11.5 million to the net sales improvement.  Excluding sales of the recently-acquired Indonesian operation, sales volumes increased by 6 percent.  Sales volumes for the French segment increased by 11 percent, sales volumes for the Brazilian business improved by 10 percent and U.S. sales volumes declined by 3 percent.

Operating profit for the first six months of 2004 totaled $26.2 million, a $2.1 million or 9 percent increase from $24.1 million in the comparable prior-year period.  Year-to-date operating profit in 2004 was favorably affected by increased sales volumes, an improved mix of products sold and higher average selling prices.  These favorable factors were partially offset by increased wood pulp, labor, employee benefit and nonmanufacturing expenses.  Also, during the first six months of 2004, $1.1 million of Paris office closure expenses were incurred in addition to $900,000 of start-up expenses related to the rebuilt cigarette paper machine in the United States and $600,000 of RTL production line start-up costs in France.

Interest expense increased by $700,000 during the first six months of 2004 compared with the first six months of 2003 because of higher debt levels.  Other income was $1.0 million favorable during the first six months compared with the prior-year period as a result of foreign currency losses in the first half of 2003.  The effective income tax rate was 26 percent for the first six months of 2004 compared with 24 percent for the prior-year period.

Year-to-date net income in 2004 was $15.2 million compared with net income of $14.4 million in the first half of 2003.  Diluted earnings per share were $.98 for the first six months of 2004 compared with $.95 for the prior-year first six months.

Cash Flow Items and Quarterly Dividend

Capital spending was $15.1 million during the second quarter of 2004 compared with $15.6 million during the prior-year quarter.  Year-to-date 2004 capital spending was $23.1 million, compared with $27.0 million for the first six months of 2003.

During the second quarter, capital spending for the new reconstituted tobacco leaf production line in France was largely completed.  Capital spending for this project totaled $2.8 million during the second quarter of 2004 and $4.8 million year-to-date.  In 2003, capital spending for this project totaled $10.2 million during the second quarter and $17.0 million during the first half of the year.  The new RTL production line continues to make excellent progress in its operations.  The production rate of the new line continues to increase monthly and is approaching end-of-curve expectations.

During the second quarter, $5.6 million was spent in Brazil and the United States related to the Company’s new cigarette paper manufacturing strategy that was announced in the second quarter of 2003.  Capital spending to implement this strategy totaled $7.4 million during the first six months of the year and is expected to be approximately $17 million in total. The project related to the rebuild of a cigarette paper machine at the Spotswood mill was completed during the second quarter and the new cigarette paper machine in Brazil is expected to begin operation in the fourth quarter of this year.  These paper machines will provide improved product quality and machine productivity and will facilitate the Company’s global sourcing of cigarette papers.

The Company’s capital spending is currently expected to be approximately $45 million in 2004 and $30 million in 2005.

During the second quarter of 2004, Schweitzer-Mauduit repurchased 122,900 shares of its common stock for $3.5 million.  Additional share repurchases are expected during the balance of the year.

Schweitzer-Mauduit also announced a quarterly common stock dividend of $.15 per share.  The dividend will be payable on September 13, 2004 to stockholders of record on August 16, 2004.

Business Comments

Mr. Deitrich added, “Schweitzer-Mauduit’s financial results are beginning to reflect the benefits of recent capital investments and strategic initiatives.  Increased sales of reconstituted tobacco leaf products are being supported by the recent expansion in our French operations.  Sales of lower ignition propensity cigarette papers are also beginning to contribute positively to reported operating results.  The financial results of the Indonesian operation have been modestly accretive to earnings thus far in 2004.  We expect these positive factors to continue to benefit future periods.

“During the second half of 2004, capital spending associated with the Company’s new cigarette paper manufacturing strategy should be completed.  Start-up costs will be incurred during the third and fourth quarters related to the upgraded cigarette paper machines in both the United States and Brazil, although these costs are expected to be approximately offset by the benefits of these projects during the balance of the year.

“The Company has begun limited production and sales of lower ignition propensity cigarette papers in support of the implementation of fire safety standards for cigarettes in the State of New York, which were effective June 28, 2004.  Sales of lower ignition propensity cigarette papers are expected to be higher during the second half of 2004 than during the first half of the year.  We continue our efforts to support customers’ plans and requirements for lower ignition propensity papers to meet proposed fire safety standards for cigarettes in 2005 in Canada.

“Although market conditions for our businesses continue to be favorable, with improved sales volumes and selling prices, Schweitzer-Mauduit does continue to face various cost pressures.  Wood pulp and purchased energy costs are expected to be above the prior-year level for the balance of 2004.  Higher labor rates, employee benefit costs and interest expense are also expected for the remainder of this year compared with 2003. We typically experience a lag in our ability to recover such cost increases. The Company’s effective income tax rate is expected to be 28 to 29 percent for the balance of 2004.

“With increased operating profit anticipated for full-year 2004, primarily from the new reconstituted tobacco leaf production line in France, offset by higher interest expense and an increase in the effective income tax rate compared with 2003, Schweitzer-Mauduit reaffirms its previously disclosed earnings guidance that diluted earnings per share for full-year 2004 are expected to be approximately at the prior-year level.”

Schweitzer-Mauduit will hold a conference call to review second quarter 2004 results with investors and analysts at 10:30 a.m. eastern time on Thursday, July 29, 2004.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute “forward-looking statements,” generally identified by phrases such as the Company “expects” or “anticipates” or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  The forward-looking statements are based on information currently available to the Company and are based upon management’s expectations and beliefs concerning future events and factors impacting the Company, including selling prices, the new reconstituted tobacco leaf production line in France, lower ignition propensity cigarette paper sales volumes and profitability, start-up expenses, wood pulp, labor rate, employee benefits, purchased energy, nonmanufacturing and interest expenses, effective income tax rates, currency exchange rates and capital spending.  There can be no assurances that such factors or future events will occur as anticipated or that the Company’s results will be as estimated.  Many factors outside the control of the Company could also impact the realization of such estimates.  Such factors are discussed in more detail in the Company’s latest filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change

Net Sales	$161.6	$141.7	+	14.0%
Cost of products sold	132.0	116.1	+	13.7
Gross Profit	29.6	25.6	+	15.6
Selling expense	6.8	5.7	+	19.3
Research expense	2.2	2.2		—
General expense	6.6	6.2	+	6.5
Operating Profit	14.0	11.5	+	21.7
Interest expense	1.0	0.6	+	66.7
Other income (expense), net	0.3	(1.0)		N.M.
Income Before Income Taxes and Minority Interest	13.3	9.9	+	34.3
Provision for income taxes (See Note)	3.5	1.4		N.M.
Income Before Minority Interest	9.8	8.5	+	15.3
Minority interest in earnings of subsidiaries	1.1	1.0	+	10.0
Net Income	$8.7	$7.5	+	16.0%

Net Income Per Share:
Basic	$0.58	$0.52	+	11.5%

Diluted	$0.56	$0.50	+	12.0%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	14,932,100	14,721,300

Diluted, including Common Share Equivalents	15,476,100	15,035,500

N.M. - Not Meaningful

See Note to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change

Net Sales	$321.5	$277.4	+	15.9%
Cost of products sold	262.8	225.9	+	16.3
Gross Profit	58.7	51.5	+	14.0
Selling expense	14.1	11.1	+	27.0
Research expense	4.6	4.2	+	9.5
General expense	13.8	12.1	+	14.0
Operating Profit	26.2	24.1	+	8.7
Interest expense	2.0	1.3	+	53.8
Other income (expense), net	0.3	(0.7)		N.M.
Income Before Income Taxes and Minority Interest	24.5	22.1	+	10.9
Provision for income taxes (See Note)	6.4	5.4	+	18.5
Income Before Minority Interest	18.1	16.7	+	8.4
Minority interest in earnings of subsidiaries	2.9	2.3	+	26.1
Net Income	$15.2	$14.4	+	5.6%

Net Income Per Share:
Basic	$1.02	$0.98	+	4.1%

Diluted	$0.98	$0.95	+	3.2%

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	14,877,700	14,784,500

Diluted, including Common Share Equivalents	15,480,200	15,115,800

N.M. - Not Meaningful

See Note to Unaudited Financial Summaries

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

Unaudited	June 30, 2004	December 31, 2003

ASSETS
Cash and cash equivalents	$11.1	$3.7
Accounts receivable	94.6	91.9
Inventories	101.3	97.5
Other current assets	11.8	9.2
Net property, plant and equipment	413.5	411.5
Deferred charges and other assets	26.9	22.1
Total Assets	$659.2	$635.9

LIABILITIES & STOCKHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$66.1	$30.7
Other current liabilities	135.7	148.9
Long-term debt	64.8	66.2
Noncurrent deferred income tax liabilities	32.1	26.3
Noncurrent deferred revenue	38.7	41.6
Noncurrent pension and other postretirement benefits	42.5	47.9
Other noncurrent liabilities	16.0	14.6
Minority interest	8.2	9.5
Stockholders’ equity	255.1	250.2
Total Liabilities and Stockholders’ Equity	$659.2	$635.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE SIX MONTHS ENDED JUNE 30,

(U.S. $ IN MILLIONS)

Unaudited	2004	2003

Net income	$15.2	$14.4
Depreciation and amortization	17.8	14.6
Amortization of deferred revenue	(2.9)	(2.8)
Deferred income tax provision	3.3	1.3
Minority interest in earnings of subsidiaries	2.9	2.3
Other items	(1.5)	(1.5)
Net changes in operating working capital	(21.0)	(14.9)
Cash Provided by Operations	13.8	13.4

Capital spending	(23.1)	(27.0)
Capitalized software costs	(1.4)	(1.7)
Acquisitions, net of cash acquired	(8.4)	—
Other investing	(1.9)	3.3
Cash Used for Investing	(34.8)	(25.4)

Cash dividends paid to SWM stockholders	(4.5)	(4.5)
Cash dividends paid to minority owners	(3.8)	(10.4)
Purchases of treasury stock	(3.5)	(5.1)
Changes in debt	35.2	23.1
Other financing	5.0	0.3
Cash Provided by Financing	28.4	3.4

Increase (Decrease) in Cash and Cash Equivalents	$7.4	$(8.6)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

NOTE TO UNAUDITED FINANCIAL SUMMARIES

In the second quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets.  These adjustments were recorded as a result of changes in the Company’s expectations as to the realization of such assets due to the final settlement in the second quarter of prior-period tax audit assessments in the Company’s French operations and changes in estimates of its U.S. income tax situation.  The net of these adjustments reduced the provision for income taxes, benefiting second quarter net income by $1.7 million, or $.11 per share.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France and Indonesia beginning in 2004 because the results of the Indonesian operation, which was acquired in February 2004, are not material for segment reporting purposes and since sales of the Indonesian business are primarily of product sold under a trademark of one of the Company’s French businesses and are coordinated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended June 30,				For the six months ended June 30,
	2004	2003	% Change		2004	2003	% Change
United States	$52.0	$47.5	+	9.5%	$98.0	$92.7	+	5.7%
France	102.5	86.6	+	18.4	207.3	170.0	+	21.9
Brazil	11.8	11.1	+	6.3	23.7	21.4	+	10.7

Subtotal	166.3	145.2			329.0	284.1

Intersegment sales by:
United States	(0.2)	(0.2)			(0.3)	(0.2)
France	(3.7)	(2.9)			(6.1)	(5.5)
Brazil	(0.8)	(0.4)			(1.1)	(1.0)

Consolidated	$161.6	$141.7	+	14.0%	$321.5	$277.4	+	15.9%

Operating Profit

	For the three months ended June 30,					For the six months ended June 30,
	2004	2003	% Change			2004	2003	% Change
United States	$2.1	$1.0	N.M.		%	$1.0	$—	N.M.		%
France	12.7	11.6	+	9.5		26.6	25.0	+	6.4
Brazil	1.1	0.8	+	37.5		2.3	2.8	-	17.9
Unallocated expenses	(1.9)	(1.9)				(3.7)	(3.7)

Consolidated	$14.0	$11.5	+	21.7%		$26.2	$24.1	+	8.7%

N.M. - Not Meaningful

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